Exhibit 5.1

            , 2002

Ceva, Inc.
3120 Scott Boulevard
Santa Clara, CA 95054

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 of Ceva, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of          shares (the “Shares”) of the Company’s Common Stock, $.001 par value per share (the “Common Stock”), in connection with the distribution by DSP Group, Inc. (“DSP Group”) of the Shares to DSP Group stockholders pursuant to the terms and conditions of the Separation Agreement and related agreements entered into by and among DSP Group, the Company and certain other subsidiaries of DSP Group whereby DSP Group will contribute its DSP cores licensing business to the Company and its subsidiaries and will distribute all of the Shares to DSP stockholders (the “Separation”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the distribution of the Shares in connection with the Separation.

We are of the opinion that the Shares issued, distributed and delivered by the Company have been duly authorized and have been legally issued, are fully paid and are nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours,

MORRISON & FOERSTER LLP